Exhibit 99.1

PRESS RELEASE

            December 17, 2008

Philadelphia, Pennsylvania
FOR RELEASE:  IMMEDIATELY

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES DECLARATION
OF QUARTERLY CASH DIVIDEND

Prudential Bancorp, Inc. of Pennsylvania (the “Company”) (Nasdaq: PBIP) announced that its Board of Directors, at a meeting held today, declared a quarterly cash dividend of $0.05 per share on the common stock of the Company, payable on January 26, 2009 to the shareholders of record at the close of business on January 12, 2009.

Prudential Bancorp, Inc. of Pennsylvania is the “mid-tier” holding company for Prudential Savings Bank, a Pennsylvania-chartered, FDIC-insured savings bank headquartered in Philadelphia, Pennsylvania.  Prudential Savings Bank operates six full service offices in Philadelphia and one office in Drexel Hill, Pennsylvania.  At September 30, 2008, the Company had assets totaling $489.3 million, liabilities totaling $420.4 million and $68.9 million of shareholders’ equity.

Contacts:

Thomas A. Vento, President and Chief Executive Officer, Prudential Bancorp, Inc. of Pennsylvania, 215-755-1500.

Joseph R. Corrato, Executive Vice President and Chief Financial Officer, Prudential Bancorp, Inc. of Pennsylvania, 215-755-1500.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.